Exhibit 3.16

WIRECO WORDLGROUP PORTUGAL HOLDINGS, SGPS, S.A.

CHAPTER I

NAME, HEAD OFFICE AND CORPORATE PURPOSE

ARTICLE FIRST

The company adopts the name of “WIRECO WORDLGROUP PORTUGAL HOLDINGS, SGPS, S.A.” and is regulated by the present articles of association and applicable laws.

ARTICLE SECOND

1.	The company has its registered office at Rua do Outeiro, 906, parish of Gemunde, borough of Maia.

2.	The board of directors may displace the registered office of the company within the national territory as well as may set up or close down any subsidiaries, branches, delegations, agencies or any local form of representation in Portugal or abroad.

ARTICLE THIRD

The corporate purpose of the company is to manage equity of other companies as an indirect form of exercise of economic activities.

CHAPTER II

SHARE CAPITAL, SHARES AND BONDS

ARTICLE FORTH

1.	The share capital is in the amount of € 62,500.00 (sixty-two thousand and five hundred Euros), fully subscribed and paid-in and represented by 62,500 (sixty-two thousand and five hundred) shares with the nominal value of one Euro each.

2.	The shares are nominative.

3.	When the shares are certificate shares, each security may represent one or more shares, enabling the shareholders to request their division and concentration, bearing its costs.

4.	The shares may be book-entry shares or may be converted into book-entry shares, pursuant to a General Meeting’s resolution.

ARTICLE FIFTH

1.	The shareholders may make supplementary capital contributions in cash beyond their initial contributions.

2.	The global amount of the supplementary capital contributions may not exceed 25,000,000.00 Euros.

3.	The supplementary capital contributions may follow the regime predicted in the Portuguese Companies Act regarding the chapter regulating supplementary contributions.

4.	The shareholders may further make subordinated shareholder loans (“suprimentos”) to the company, pursuant to the regime predicted to this contract in the Portuguese Companies Act.

ARTICLE SIXTH

1.	The transfer of shares, onerously or for free, among living persons is freely allowed between the shareholders and their first line relatives.

2.	Moreover, the transfer of shares among death persons is freely allowed if in favour of shareholders or first line relatives of shareholders.

ARTICLE SEVENTH

1.	In case an onerous share transfer falls outside the scope of article sixth, paragraph 1, the remaining shareholders have a pre-emption right proportional to the number of shares they hold.

2.	Notice to exercise the pre-emption right shall be given by the company; the transferor shall inform the board of directors of its intention, pointing out the number of shares, the consideration, the interested party in the acquisition and further terms of the deal; within the next five days after the notice reception, the board of directors shall send copies of it to all shareholders.

3.	Within ten days after the reception of copy of notice to exercise their pre-emption rights, shareholders shall communicate to the board of directors their intentions to exercise it or not.

4.	Within five days after the deadline referred in the above mentioned paragraph, the board of directors shall inform the transferor and all the other shareholders, including the ones who do not wish to exercise their pre-emption right, on the results of the preference process; being the pre-emption right exercised in its whole, the transferor shall transfer the shares to preference shareholders.

5.	Any transfer of shares, either onerous or for free, without being preceded by the notice mentioned in paragraph 2, is nugatory vis-à-vis the company.

ARTICLE EIGHTH

1.	Any type of encumbrances, regardless of its form or amount, upon the shares is subject to the company’s prior approval.

2.	The approval request shall be submitted by the interested party via registered mail with acknowledgment of receipt to the company enclosing the beneficiary’s identification and the number of shares affected by the encumbrance and the amount herewith secured.

3.	The grant or refusal of the company’s approval belongs to the board of directors, which shall utter its decision within the maximum term of thirty days after the day its approval has been requested, if by the end of this deadline the board of directors has not adopted a decision, the requested encumbrance shall be considered free.

4.	If the company decides to refuse the request, the encumbrance shall not take place.

ARTICLE NINETH

The company may issue any kind of shares or bonds pursuant to the terms accepted by law and approved by the general meeting.

ARTICLE TENTH

The company may purchase and alienate its own shares and bonds pursuant to the conditions and limits predicted by law.

ARTICLE ELEVENTH

1.	The company is allowed to amortize shares if:

a.	A shareholder is declared insolvent;

b.	A company holding shares is windup or declared insolvent;

c.	A pledge is constituted on the shares;

d.	Following a divorce or a judicial separation, the shares are awarded to the shareholder’s spouse;

e.	Following a shareholder’s decease, the shares are awarded to others who are not shareholders or first line relatives of the deceased shareholder or of other shareholders.

f.	A shareholder is in breach of articles seventh or eighth of the present articles of association.

2.	The company’s shares amortization right is exercised by the general meeting.

3.	This resolution shall be taken by majority of the casted votes and the votes of the subject-matter shares shall be excluded.

4.	The general meeting shall exercise this right within ninety days after the board of directors acquaintance of any of the situations referred to in paragraph 1.

5.	As per communication of the resolution to the shareholder or to the third party by it affected the amortization is shall be considered as done.

6.	The shares amortization consideration is calculated according to rules established in article 105, paragraph 2, of the Portuguese Companies Act.

7.	The amount determined to the amortization shall be paid by the company in three equal installments, being the first one due thirty days after amortization and the second and third six months and one year, respectively, after the first on becomes due.

CHAPTER III

COMPANY’S BODIES

ARTICLE TWELFTH

1.	The company’s bodies are the general meeting, the board of directors and the sole supervisor.

2.	The company may, furthermore, have a secretary whose duties shall be established pursuant to the present articles of association and law.

A) GENERAL MEETING

ARTICLE THIRDTEENTH

1.	The general meeting has the powers assigned to it by the present articles of association and law and is composed by all shareholders holding a voting right.

2.	Each share is entitled to one vote.

3.	The shareholders are represented by whom they appoint to this matter.

4.	The shareholders representation instruments shall be addressed to the chairman of the meeting.

5.	Vote by correspondence is not permitted.

ARTICLE FOURTEENTH

The general meeting shall also have a chairman and a secretary, regardless of them being shareholders or not.

ARTICLE FIFTHTEENTH

1.	The general meeting is considered validly summoned and may validly resolve on first notice if and when shareholders representing more than fifty percent of the share capital are present or represented.

2.	Unless the law requires a qualified majority, the resolutions of the shareholders’ meeting shall be adopted by majority of all votes casted, abstentions are excluded.

ARTICLE SIXTEENTH

1.	The General Meeting shall gather:

a.	Annually, in the first quarter of each year;

b.	Every time the board of directors or the sole auditor find appropriate or when requested by shareholders holding, at least, five percent of the company’s share capital.

2.	The general meetings may be summoned by registered letter with reception receipt addressed to the shareholders.

3.	Unless otherwise imposed by law, information disclosure to shareholders via electronic means or disclosure in internet website is not permitted.

4.	General meeting by telematic means is not permitted.

B) BOARD OF DIRECTORS

ARTICLE SEVENTEENTH

1.	The management of the company belongs to the board composed by the number of members decided for by the general meeting, between two and nine, being one chairman and the others directors.

2.	The general meeting may appoint the board of directors and elect its chairman.

ARTICLE EIGHTEENTH

1.	Without prejudice of other attributions provided by law, the board of directors is entitled to:

a.	Guide and manage the company, executing all the actions and operations comprehended in the company’s corporate purpose.

b.	Represent the company, before or out of court, actively or passively, with powers to waive, confess and transact in judicial proceedings.

c.	Purchase, encumbrance or transfer any goods, particularly shares, or real estate and rights, each time it considers convenient to the company;

d.	Borrow and undertake other types of investments and execute any credit facility operation not forbidden by law, particularly issuance of commercial paper;

e.	Delegate powers in its members under the terms provided to in the following paragraph; and

f.	Hire employees for the company, laying down its respective contractual conditions and exercising the according instructing and disciplinary power.

2.	The board may specially put in charge one or many of its members to exercise certain matters of management or to carry out particular activities of the company.

ARTICLE NINETEENTH

1.	The company shall be bound:

a.	By the signature of the president of the board of directors;

b.	By the joint signature of two directors;

c.	By the signature of the attorneys of the company, within the scope of the powers of attorney;

d.	By the signature of one director in whom the board of directors has delegated powers under the terms provided for in article eighteenth.

2.	For ordinary acts a signature of any member of the board of directors or any company’s attorney, with the necessary powers of attorney for it, shall be sufficient.

ARTICLE TWENTYTH

1.	The board of directors will meet whenever summoned by its president or by two directors and shall meet, at least, once each semester.

2.	The board of directors can not resolute unless a majority of its members is present or represented.

3.	Any director may be represented at the meetings by another director, by means of a letter addressed to the president of the board of directors.

4.	Resolutions are unanimously adopted.

5.	The not attendance of a director to three subsequent meeting, or to five meetings, during one term of office, without justification accepted by the board of directors, will determine its definitive absence.

C) SOLE AUDITOR

ARTICLE TWENTY-FIRST

1.	The company’s supervision is exercised by a sole auditor, which shall be a statutory auditor or firm of statutory auditors, appointed by the general meeting.

2.	The sole auditor shall have a substitute which shall equally be a statutory audit or firm of statutory auditors.

D) COMPANY’S SECRETARY

ARTICLE TWENTY-SECOND

1.	The company’s secretary and its substitute are appointed by the board of directors and their term of office shall coincide with the term of office of the body who appointed it.

2.	In case of absence or impediment of the secretary its duties are exercised by its substitute.

E) ORDINARY PROVISIONS

ARTICLE TWENTY-THIRD

1.	The members of the corporate bodies are appointed for a four year term and re-elected one or more times.

2.	The members of the corporate bodies shall be deemed to be in office until the election of those replacing them.

3.	The vacancy in any of the company’s corporate bodies shall be filled by the general meeting within hundred and twenty days staring from when the vacancy occurred.

4.	The members of the corporate bodies are vested with powers as soon as they are appointed, regardless of any further formalities.

ARTICLE TWENTY-FOURTH

The general meeting and board of directors members’ remuneration is established by a general meeting resolution.

CHAPTER IV

GENERAL PROVISIONS

ARTICLE TWENTY-FIFTH

1.	The year net profits shall have the following allocation:

a.	Integration or re-integration in the legal reserve account according to the percentage predicted by law;

b.	Constitution or reinforcement of any reserve account for the company’s interest;

c.	Distribution of the remaining between shareholders as dividends.

2.	The general meeting can freely resolve, by simple majority, on the subject of net profits distribution.

3.	The board of directors, with the sole auditor’s approval, may resolute to advance profits as well as future profits to shareholders, if the legal provisions predicted to this effect are regarded.